CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the references to our firm under the captions “Other Service Providers” and "Financial Highlights" in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, and to the incorporation by reference in this Registration Statement (Form N-1A)(Post-Effective Amendment No. 62 to File No. 333-151713; Amendment No. 65 to File No. 811-22209) of Global X Funds of our reports dated December 22, 2011, included in the 2011 Annual Reports to shareholders.

/s/ Ernst & Young, LLP

Philadelphia, Pennsylvania

February 22, 2012